Execution

PURCHASE AGREEMENT (Scottsburg Healthcare Center)

THIS PURCHASE AGREEMENT (this "Agreement"), dated as of the 9th day of October, 2008 (the "Effective Date"), is made by and between Vantage Medical, Inc., a Texas corporation, or a designee thereof ("Purchaser") and National Assistance Bureau, Inc., an Indiana non-profit corporation ("Seller").

WITNESSETH:

WHEREAS, Seller owns that certain parcel of real property located at 1350 North Todd Drive, Scottsburg, Indiana 47170 described on Exhibit "A" attached hereto and incorporated by reference herein (the "Real Property"), which Real Property is improved by a 99 bed skilled nursing home commonly known as "Scottsburg Healthcare Center" (the "Facility");

WHEREAS, Seller leases the Property to Scottsburg Healthcare, LLC, an Indiana limited liability company ("Former Operator"), which currently operates the Facility; and

WHEREAS, Seller wishes to sell and Purchaser wishes to purchase the Property (as that term is hereinafter defined) and operate the Facility, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Purchase of Assets; Assumption of Liabilities.

(A) Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined), Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, (i) the Real Property, (ii) all equipment, furniture, furnishings, fixtures, inventories, supplies and all other tangible personal property located on the Real Property and the Facility (collectively, the "Personal Property") (iii) goodwill, going concern and all existing warranties and guaranties (express or implied) with respect to the Real Property or the Personal Property, (iv) all rights of Seller in, to and under all assignable contracts, leases and other agreements, and any amendments or modifications thereto (collectively, "Contracts") used or useful in the operation of the Facility as of the date hereof or made or entered into by Seller between the date hereof and the Closing Date in compliance with this Agreement (collectively, the "Facility Agreements"), including but not limited to any admission agreements entered into in the ordinary course of business with residents of the Facility (collectively, the "Resident Agreements"); provided, however, Purchaser may, in its sole discretion, decline to assume any such Contract, and (v) copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facility, other than Excluded Assets (collectively referred to as the "Property"). The term Property shall not include the following assets as they shall exist on or before the Closing Date: Seller's cash balances; Seller's accounts receivable; and all books and corporate records of Seller (the "Excluded Assets"),

(B) Purchaser acknowledges the existence of, and Purchaser shall at Closing assume and agree to pay, discharge and perform when due, from and after Closing, all liabilities and obligations arising under the Facility Agreements transferred to Purchaser in accordance with this Agreement to the extent such liabilities and obligations arise during and relate to any period from and after the Closing Date (collectively, the "Assumed Obligations"). Purchaser does not and shall not assume any liability or obligation of Seller whatsoever other than the Assumed Obligations. By way of example and not limitation, Purchaser does not and shall not assume any liability or obligation of Seller relating to the period prior to the Closing.

SECTION 2. Purchase Price. The purchase price for the Property shall be Three Million Six Hundred Thousand and 001100 Dollars ($3,600,000.00) (the "Purchase Price") to be paid, plus or minus prorations provided herein, in immediately available funds at Closing. In order to provide a fund for the payment of indemnification claims arising under Section 18(A) of this Agreement, at the Closing Sellers shall deposit One Hundred Thousand Dollars ($100,000) of the Purchase Price ("Indemnity Escrow Amount") with Chicago Title Insurance Company (the "Indemnity Escrow Agent") to be held and disposed of by the Escrow Agent in accordance with the provisions of the agreement, substantially in the form attached hereto as Exhibit "B" (the "Indemnity Escrow Agreement").

SECTION 3. Earnest Money. Purchaser hereby agrees to deposit earnest money (the "Earnest Money") via wire transfer (in accordance with the wire transfer instructions attached hereto as Exhibit "C") with Gregory D. Hughes, Hughes and White, as agent for Chicago Title Insurance Company, 2110 Powers Ferry Road, Suite 440, Atlanta, Georgia 30339 (the "Escrow Agent") as follows: (a) within two (2) business days following the date Purchaser receives this Agreement signed by Seller, and the OTA (as defined in Section 10(1) of this Agreement) signed by Former Operator, Purchaser shall deposit the sum of Thirty-Six Thousand and 00/100 ($36,000.00) Dollars, and (b) within forty-five (45) days following the Effective Date (unless this Agreement has been terminated), Purchaser shall deposit the additional sum of Forty five Thousand Dollars ($45,000). Purchaser, Seller and Escrow Agent shall execute and deliver the escrow agreement in the form attached hereto as Exhibit "D". If Purchaser terminates this Agreement (a) as a result of Seller's breach of any provision of this Agreement, (b) because of Seller's failure to satisfy any of the conditions set forth in Section 6 hereof to be satisfied by Seller thereunder or (c) because any of the conditions precedent set forth in Section 10 have not been satisfied, the Earnest Money shall be returned to Purchaser within five (5) days of Purchaser's termination of this Agreement. If the transaction contemplated under this Agreement fails to close for any reason other than the reasons set forth in the preceding sentence, the Escrow Agent shall disburse the Earnest Money to Seller. Upon Closing of the transaction contemplated under this Agreement (the "Transaction"), the Earnest Money shall be applied against the Purchase Price.

SECTION 4.

Seller's Covenants, Representations and Warranties.

(A) As a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price for the Property as set forth herein, Seller hereby covenants, warrants and represents to Purchaser as follows:

(i) Seller is duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite authority to own, operate, lease and sell all of the Property and carry on its business as currently conducted.

(ii) Seller has all requisite corporate power and authority to enter into this Agreement and the other documents contemplated under this Agreement (collectively, the "Documents") and to consummate the Transaction. The execution and delivery of this Agreement, the signatories on behalf of and on each of the other Documents to be executed in conjunction with the Transaction by Seller and the consummation by Seller of the Transaction have been duly authorized by all necessary action on the part of Seller and its members. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

(iii) The execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the Transaction do not and will not,

(i)

conflict with or result in any breach of any of the terms, conditions or provisions of,

(ii)

constitute a material default under, (iii) result in a material violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction upon any of the Property (each, a "Lien") under the organizational instruments of Seller, any material laws or regulations to which Seller is subject, or any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller, its Facility, or its Property is subject.

(iv) As of the date of execution of this Agreement, there is in full force and effect, with reputable insurance companies, fire and extended coverage insurance with respect to all of the tangible Property in commercially reasonable amounts.

(v) As of the date of execution of this Agreement, (i) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending against Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to the Property; and (ii) neither Seller nor any properties or assets of Seller or, to the knowledge of Seller, any officer or employee of Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business, of Seller, which has or could reasonably be expected to have, a material adverse effect on the Transaction. As used in this Agreement, the term "knowledge" shall mean and apply to the actual knowledge of the officers of Seller, based on good faith inquiry.

(vi)

Former Operator holds all certificates, licenses, and permits issued by governmental authorities having jurisdiction over the Facility (collectively, "Licenses") needed to operate the Facility as presently conducted. A list of all Licenses, including the name of the issuing agency and the expiration date, is set forth on Schedule 4A (vi). All such Licenses are valid and in full force and effect, subject to the filings and approvals, except where the failure to hold any such Licenses or for such License to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Property or the Facility. Former Operator is certified for participation and reimbursement under the Medicare and Medicaid programs (the "Programs") and has current provider numbers and provider agreements for the Programs for the number of beds set forth on Schedule 4 A (vi). The occupancy of the Facility on the date hereof is set forth on Schedule 4 A (vi).

(vii)

True, complete and correct copies of all surveys, reviews and/or audits of Seller or of the Facility or its predecessors in interest relating to the Facility conducted in connection the Programs or licensing or accrediting body during the past two years or which remains pending have been or will be provided to Purchaser within five business days following execution of this Agreement.

(viii)

No violation, default, order or legal or administrative proceeding exists with respect to any of the items listed in Schedule 4 A(vi). Seller has not received any written notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed in Schedule 4 A(vi), either to revoke, withdraw, limit, or suspend any license, right or authorization, or to terminate the participation of the Facility in either Program. To the knowledge of Seller, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation with respect to any of the items listed in Schedule 4 A(vi) or to revoke, withdraw or suspend any License, or to terminate or modify the participation of the Facility in either Program.

(ix)

True and complete copies of all of Seller's reports and billings to the Programs for the most recent two (2) years will be delivered to Purchaser within five business days following the execution of this Agreement. Except as disclosed in Schedule 4 Mix), Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings. There are no pending appeals, adjustments, challenges, audits, inquiries, litigation or notices of intent to audit with respect to such prior reports or billings, and during the last two years the Facility has not been audited, or otherwise examined by either Program. There are no other reports required to be filed by Seller in order to be paid under either Program for services rendered, except for reports not yet due.

(x)

All activities of the Facility, and Seller's officers, directors, agents and employees undertaken on behalf of the Facility, are currently being conducted in compliance in all material respects with all applicable laws, Licenses, governmental requirements, Program manuals and guidance, orders of any governmental authorities with jurisdiction over the Facility, including all laws pertaining to privacy and security of patient information, occupational safety and health, workers' compensation, unemployment, building and zoning codes (collectively, "Laws"). Seller has not received a notice or charge asserting any such violation or liability with respect to, any of Laws. Seller is not relying on any exemption from or deferral of any of the Laws that would not be available Purchaser after the Closing.

(xi)

Seller has not received written notice of actual or threatened liability under environmental Laws with respect to the Property and, to the knowledge of Seller, there are no facts or circumstances which would reasonably be expected to form the basis for the assertion of any claim against Seller under any applicable environmental Laws; Seller has not entered into or agreed to, nor does Seller intend to enter into or agree to, any consent decree or order with respect to any of the Property, and Seller and the Property are not subject to any unsatisfied judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous substances under, any applicable environmental Laws with respect to the Facility. The Property has not been subject to any administrative or judicial proceeding under any applicable environmental Laws either now or any time during the past five years. The Property is not the subject of any claim of liability, contingent or otherwise, based upon any provision of any applicable environmental Law and arising out of the Release of hazardous substances into the environment from any plant, facility, site, area or property currently or previously owned, leased, used or controlled by Seller with respect to is Property (the term "Release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, by the Facility and the term "environment," meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). Seller will provide Purchaser with true, correct and complete copies of all files in Seller's possession relating to environmental matters with respect to the Property (or an opportunity to review such documents), and has not paid any fines, penalties or assessments within the last five years with respect to environmental matters with respect to its Property. To the knowledge of Seller, the Real Property and the improvements or equipment thereon contain no asbestos, PCBs or underground storage tanks. The Property is not in material violation of, or to the knowledge of Seller the subject of, any enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. §§. 6992 et seq. or any other applicable federal, state or local governmental law dealing with the disposal of medical wastes ("Medical Waste Laws"). Seller has not received any written notice of any investigation or inquiry by any governmental authority under the Medical Waste Laws with respect to the Property. Seller represents and warrants that it has obtained and is in material compliance with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste in compliance with the Medical Waste Laws.

(xii)

Exhibit A hereto completely and accurately states the name and address of the Facility and includes the full the legal description of the Real Property.

(xiii)

Seller is the owner of the Property, and there are no purchase options, rights of first refusal, rights of first offer, or any other similar right or agreement which applies to the Property. Seller is the owner of the Personal Property, free and clear of all Liens. Except as set forth on Schedule 4 (A) (xiii), the Real Property is subject to no leases, which leases shall be terminated at Closing. Immediately prior to Closing Seller will have good and marketable fee simple title to all of the Real Property, except for Permitted Exceptions. Except for encumbrances described in the Title Commitment or as otherwise permitted under Section 6 hereof, Seller holds good and marketable title to the Real Property, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all Liens, pledges and charges.

(xiv)

Seller has no written notice or knowledge of (i) any condemnation proceeding affecting the Facility or contemplated by any governmental authority; (ii) any special assessment affecting the Facility or contemplated by any governmental authority; or (iii) any pending or threatened enforcement proceeding by any governmental authority relating to an alleged zoning violation affecting the Facility.

(xv)

Within five (5) business days after execution of this Agreement, Seller will deliver to Purchaser true and complete copies of (a) the unaudited financial statements (balance sheet, income statement and cash flows) of Seller as of December 31, 2005, December 31, 2006 and December 31, 2007, and (b) a complete list of all expenses, census, collections and receipts for Seller for the six-month period ended June 30, 2008 ("Interim Statement"). All such financial statements and other records (a) have been prepared in accordance with generally accepted accounting principles consistently applied, (b) fairly present in all material respects the financial condition and results of operations of the Facility as of the respective dates thereof and for the respective periods covered thereby, and (c) were compiled from business books and records regularly maintained by management and used to prepare the financial statements of Seller. The business books and records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the operation of the Facility and provided a fair and accurate basis for the preparation of the financial statements delivered to Purchaser in accordance with this Section. Except for the execution and delivery of this Agreement and the Transaction, since December 31, 2007 and the date of the Interim Statement there has been no material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the condition or operations of the Facility, Without limiting the foregoing, there has not occurred, between December 31, 2007 and the date hereof, any of the following:

(a) (i) any increase in the salary, wages or other compensation of any Employee whose annual salary is, or after giving effect to such change would be, $5,000 or more (excepting, however, de minimus compensation adjustments made in the ordinary course); (ii) any establishment or modification of (y) targets, goals, pools or similar provisions in respect of any fiscal year under any employment-related Contract or other compensation arrangement with or for employees or (z) salary ranges, increase guidelines or similar provisions in respect of any employmentrelated agreement or other compensation arrangement with or for any employees; or (iii) any adoption, entering into or becoming bound by any Employee Plan, employment-related agreement or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Employee Plan, employment-related agreement or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presented alternatives, only to the extent the alternative which Seller reasonably believed to be the least costly was chosen;

(b)

incurrence by Seller of indebtedness with respect to the Facility in an aggregate principal amount exceeding $5,000 other than in the ordinary course of business, or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any indebtedness of or owing to Seller with respect to the Facility;

(c)

any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or Personal Property used or held for use in the operation of the Facility in an aggregate amount exceeding $5,000;

(d)

any other transaction involving or development affecting the Facility or the Property outside the ordinary course of business consistent with past practice.

Except as reflected or reserved against in the December 31, 2007 balance sheets of Seller, there are no liabilities against, relating to or affecting the Facility or any of the Property, other than liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the operations or value of the Facility.

(xvi) Seller has timely paid all taxes and assessments, whether general or special, imposed on any of the Property and the operations of the Facility by a governmental authority including, but are not limited to, taxes imposed on real estate and personal property (collectively, "Taxes") and all interest and penalties due thereon and payable by it which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any of the Property, would otherwise materially adversely affect the ownership or use of the Property or would result in Purchaser becoming liable or responsible therefor. Seller will timely pay all tax liabilities, assessments, interest and penalties which arise from or with respect to the Property or the operation of the Facility and are incurred in or attributable to the pre-Closing period, the non-payment of which would result in a Lien on any of the Property, would otherwise materially adversely affect the ownership or use of the Property or would result in Purchaser becoming liable therefor. Seller has duly made all deposits required by law to be made with respect to withholding Taxes for its employees at the Facility,

(xvii)

Seller has received no notice that any supplier of Seller intends to discontinue or substantially alter prices or terms to, or significantly diminish its relationship with Seller as a result of the Transaction or otherwise which collectively would have a material adverse effect on the Facility taken as a whole.

(xviii)

Schedule 4 A(xviii) is a list of the name of each person employed in the operation of the Facility (each, an "Employee") at the date hereof, together with such Employee's position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such Employee in effect on such date. No Employee is presently a member of a collective bargaining unit and, to the knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees. No unfair labor practice complaint or sex, age, race or other discrimination claim has been brought since January 1, 2003 against Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental or regulatory authority. Seller is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining with respect to the Employees.

(xix)

Schedule 4 A(xix) is a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business whether or not incorporated, that together with Sellers would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, for the benefit of any employee or former employee of Seller (each, an "Employee Plan"), whether formal or informal and whether legally binding or not.

(xx)

Schedule 4 A(xx) (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts related to the operation of the Facility (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, shall been delivered to the Purchaser within five business days following the execution of this Agreement) to which Seller is a party and by which any of the Property is bound:

(a) all (i) Contracts providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract; and (ii) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Employee Plans and any such Contracts referred to in clause (i)) involving an obligation of either

Seller to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee;

(b)

all Facility Agreements;

(c)

all Resident Agreements;

(d)

all collective bargaining or similar labor Contracts;

(e)

all other Contracts with respect to the operation of the Facility that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, agreement or other arrangement by or to either Seller of more than $5,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to either Seller.

Each Contract required to be disclosed in

Schedule 4 A(xx) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither Seller nor, to the knowledge of Seller, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any respect. There are no Resident Agreements or any other agreements (written or otherwise) relating to resident care which deviate in any material adverse respect from the standard forms customarily used at the Facility or which impose any obligation to provide care at rates lower than the standard rates charged at the Facility, in each case, that could reasonably be expected to have an material adverse effect on the Facility. As of the date of Closing, there will be no contracts, agreements or commitments of any kind relating to the business at the Facility, and no equipment leases, or other similar agreements, obligations or commitments the absence of which will materially adversely affect Purchaser or the Property subsequent to the date of this Agreement.

(xxi) Seller has not been given or received in violation of any law any payments or any other remuneration, either directly or indirectly, overtly or covertly, in cash or in kind, in return for receiving or making referrals for the furnishing or arranging for the furnishing of any item or service, or in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item in violation of 42 U.S.C. 1320a 7a and 1320a 7b, commonly known as the "Anti-Kickback Statute." In addition, Seller has not accepted any referral for the provision of any designated health service, or submitted a claim for payment to Medicare or Medicaid for the provision of such services, in violation of 42 U.S.C. 1395nn, commonly known as the "Stark Act" or "Stark II." All material health care compliance concerns known to Seller have been investigated and none have been found to be substantiated.

(xxii)

The sale of the Property by Seller to Purchaser pursuant to this Agreement will effectively convey to Purchaser all of the tangible and intangible assets and property used by Seller (whether owned, leased or held under license by Seller, by any of Seller's Affiliates or associates or by others) in connection with the operation of the Facility as heretofore conducted by Seller (except for the Excluded Assets). The Property includes, and will include at Closing, all of the property necessary for the lawful operation of the Facility at its current occupancy level.

(xxiii)

To the knowledge of Seller without inquiry of investigation, the Improvements and the electrical, plumbing, heating and air conditioning systems therein have no material structural deficiencies and are in good working order, ordinary wear and tear excepted. The Property shall, on the Closing Date, be in the same condition as it was on the date of Purchaser's execution of this Agreement, normal wear excepted.

(xxiv)

From the date hereof to the Closing Date, other than in the ordinary course of Seller's business, no lease, tenancy, or other arrangement applicable to the Property or the Facility and not terminable without penalty by Seller on or before the Closing Date, will be entered into by Seller without the prior written approval of Purchaser which shall not be unreasonably withheld or delayed.

(xxv)

To Seller's knowledge, all records for residents at the Facility, including trust fund account records, if any, are true, correct, and complete in all material respects.

(xxvi)

Seller is not a "foreign person" for purposes of § 1455 of the Internal Revenue Code.

(xxvii)

Neither this Agreement, any schedule or exhibit hereto, nor any agreement or other instrument delivered at Closing contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(xxviii)Seller covenants and agrees with Purchaser that from the date hereof through the Closing Date, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use its best efforts to (a) conduct its business in substantially the same manner as it has been regularly conducted, (b) continue to maintain its tangible property, (c) continue to fulfill all of its obligations under leases, contracts and other agreements. Without limiting the generality of the foregoing, Seller agrees that, from the date hereof until the Closing Date, it will not, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (a) enter into any lease, contracts or other agreements except in the ordinary course of business, or (b) allow any Lien to be placed on any of the Property. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) of occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Closing Date, and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

(B)

All of the foregoing representations and warranties shall be applicable, true, correct and complete in all material respects, both as of the date hereof and as of the Closing Date, and Seller shall, as stated in Section 11(B) of this Agreement, certify in writing at Closing that each and all of said representations and warranties are true, correct and complete as of and with respect to that date in all material respects.

(C)

Except as expressly set forth herein, (a) neither Seller, nor any officer, director, employee, member, partner, agent or representative thereof nor any other party acting for or on its or their behalf, has made or is making or shall make any representation or warranty or any kind or nature, whether direct or implied, with respect to the Property, the Facility or any other matter, and (b) Purchaser hereby expressly agrees and acknowledges that it is purchasing the Property and the Facility AS IS WHERE IS AND WITH ALL FAULTS. Purchaser acknowledges that it is an experienced purchaser of properties and assets similar to the Property and the Facility and, except for the representations and warranties set forth in this Agreement, it has not relied upon any representation or warranty or information provided by Seller or any other party.

SECTION 5. Purchaser's Covenants, Representations and Warranties,.

(A) As a material inducement to Seller to enter into this Agreement and to sell the Property to Purchaser as set forth herein, Purchaser hereby covenants, warrants and represents to Seller as follows:

(i)

The Purchaser is a corporation and has full power and authority to carry on its business as now being conducted and to enter into and perform all its obligations under the Agreement. This Agreement and all documents to be executed by Purchaser pursuant hereto will be the valid and binding obligations of Purchaser enforceable with their respective terms. All action required by law and by any agreement, arrangement or document to authorize the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby has been or will be taken and the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein shall not violate or conflict with any provisions of any lease, mortgage, note or any other agreement or arrangement to or of which Purchaser is subject

(ii)

The Purchaser is not a party to any litigation nor is Purchaser aware of a threat of any litigation that would affect Purchaser's right to enter into this Agreement or to consummate the transaction contemplated by this Agreement.

(iii)

As promptly as possible, and no later than thirty days of the execution and delivery of this Agreement, Purchaser (or its designee) shall file any and all applications with the Indiana Department of Health (and all other governmental authorities necessary for the issuance of a License to operate the Facility and the transfer of the Facility' operations to the Purchaser (or its designee) and shall pay all filing and other fees associated therewith. Neither

Purchaser nor any of its members, managers, officers, directors or controlling persons, nor any affiliate thereof or related party thereto, has ever been denied a license, nor has a license ever been revoked, rescinded or suspended, and Purchaser knows of no reason or grounds for the refusal or denial to issue the License. Without limiting the foregoing, neither Purchaser nor any of its members, managers, officers, directors or controlling persons, nor any affiliate thereof or related party thereto (a) has been convicted of a felony in any jurisdiction for physical, mental or verbal abuse or neglect of an individual or misappropriation of property of a nursing facility resident or financial abuse of residents, (b) has been convicted of fraud in any jurisdiction or (c) has previously been the subject of license revocation proceedings.

(iv) Within ten (10) days following Purchaser's receipt of the Reports, Purchaser shall provide to Seller a loan commitment from Purchaser's lender (in usual and customary form) evidencing such lender's commitment to finance Purchaser's acquisition of the Property as described herein.

(B)

All of the foregoing representations and warranties shall be applicable, true, correct and complete, both as of the date hereof and as of the Closing Date, and Purchaser shall, as stated in Section 12(B) of this Agreement, certify in writing at Closing that each and all of said representations and warranties are true, correct and complete as of and with respect to that date.

(C)

In the event that the Purchaser elects to conduct or make any physical inspections or evaluations ("Inspections") of the Property, all such Inspections shall be conducted during normal business hours and Purchaser shall give Seller at least two business days' notice of such Inspections. All Inspections shall not interfere with the ordinary operations at the Facility and shall be subject to such restrictions as Seller shall reasonably require. Purchaser shall be responsible to Seller for and shall indemnify, defend and hold harmless Seller from and against any and all losses, claims, damages, liabilities and causes of action for personal injury or property damage or loss to persons or property (including reasonable attorney's fees) arising from any entry onto the Real Property and/or from the aforementioned Inspections.

(D)

If the Purchaser elects to interview, convene or otherwise meet with the employees at the Property, with the exception of the administrator of the Facility, Purchaser shall not do so until Purchaser has provided written notice to the Seller that the Purchaser has waived all conditions or contingencies to Closing. In any event, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, Purchaser shall not contact any employee, vendor, supplier, patient or other person doing business with or having a business relationship with the Facility. Without the prior written consent of Seller, Purchaser shall not disclose to any person (other than its employees, advisors and lenders who shall be bound to maintain the confidentiality thereof) the existence of this Agreement or the transactions contemplated or described herein or any other matter involving or relating to the Facility.

SECTION 6. Condition of Title and Survey.

(A)

Prior to Closing, Purchaser shall have the right to conduct due diligence investigation of the Property and the operations of the Facility. From the Effective Date through the Closing Date, Seller shall provide Purchaser, and shall cause Former Operator to provide Purchaser, Purchaser to have reasonable access to the Facility upon reasonable notice so that Purchaser may perform its investigation of the Property. During the forty-five (45) days following the Effective Date ("Investigation Period"), Purchaser shall have the right to terminate this Agreement for any reason and, if it does so, all Earnest Money paid by Purchaser shall immediately be refunded to Purchaser. If Purchaser does not terminate this Agreement prior to the expiration of the Investigation Period, then Purchaser shall be deemed to have accepted the condition of the Property with the exception of (i) matters described in Sections (B), (C) and (D) of this Section 6, (ii) matters or conditions inconsistent with the representations and warranties made by Seller or Former Operator in this Agreement or the OTA, or (iii) material adverse change in the condition of the Property or the operations of the Facility between the Effective Date and Closing.

(B)

The Real Property shall be conveyed to Purchaser by special warranty deed and the Personal Property shall be conveyed by a bill of sale to be delivered to Purchaser at Closing, free and clear of all Liens except those caused by or on behalf of Purchaser and except that the Real Property may be subject to (i) the Lien for taxes for the current year, or assessments, if not yet due and payable, (ii) water, sewer, gas, electric, cable television and telephone lines or easements of record that do not interfere with the full use of the Facility, and (iii) other matters of record acceptable to Purchaser in its sole discretion ("Permitted Exceptions"). Within ten (10) days following the Effective Date, Seller provide Purchaser, at Seller's expense, with a title insurance commitment for an A.L,T.A. title insurance policy on behalf of a title company acceptable to Purchaser (the "Title Commitment"). Should the Title Commitment disclose exceptions to title unacceptable to Purchaser, other than Permitted Exceptions and Liens which Seller shall cause to be released at Closing, Purchaser shall so notify Seller in writing not later than ten (10) days following Purchaser's receipt of the Title Commitment and Seller shall be given a reasonable time (not to exceed ten {10] days) in which to correct any such exceptions. If Seller fails to correct such exceptions within such time period, Purchaser may elect, as its sole remedy, to either (i) grant Seller additional time within which to cure any exception, if Seller requests such additional time; or (ii) accept title in its existing condition; or (iii) terminate this Agreement and have returned to Purchaser all Earnest Money.

(C)

Prior to Closing, Purchaser may obtain, at its expense, a current survey of the Real Property prepared and certified by a surveyor registered and licensed in the State of Indiana (the "Survey"). The legal description for documents necessary or appropriate to consummate the purchase or sale contemplated herein shall be based upon the Survey, as revised if applicable, provided the Survey shall be certified to Seller. The Survey shall be sufficient to enable the title insurer to delete the general exception relating to survey matters. Should the Survey disclose deficiencies unacceptable to Purchaser, other than Permitted Exceptions, Purchaser shall so notify Seller in writing not later than 10 days following Purchaser's receipt of the Survey and Seller shall be given a reasonable time

(not to exceed 10 days) in which to correct any such deficiencies. If Seller fails to correct such deficiencies within such time period, Purchaser may elect, as its sole remedy, to either (i) grant Seller additional time within which to cure any deficiency, if Seller requests such additional time; or (ii) accept the Property in its existing condition; or (iii) terminate this Agreement and have returned to Purchaser all Earnest Money.

(D) Purchaser may obtain, at Purchaser's expense, one or more reports on the condition of the Property (including, but not limited to, the environmental status of the Property) (each, a "Report"). Should a Report on the environmental status of the Property disclose unlawful environmental conditions which materially adversely affect the condition and operations of the facility, Purchaser shall so notify Seller within forty-five (45) days following the Effective Date and Seller shall be given a reasonable time in which to correct any such deficiencies or conditions. If Seller fails to correct such deficiencies or conditions within such time period, and the cost to correct all of such conditions exceeds $200,000, Purchaser may elect, as its sole remedy, to either (i) grant Seller additional time within which to cure any deficiency or condition, if Seller requests such additional time; or (ii) accept the Property in its existing condition; or (iii) terminate this Agreement and have returned to Purchaser all Earnest Money. If the cost to correct all of such deficiencies and conditions does not exceed $200,000, then if Seller shall fail to correct the same, Purchaser shall proceed to Closing and accept the Property in its existing condition and shall receive a credit against the Purchase Price for the reasonable cost of correcting such deficiency or condition.

SECTION 7. Closing Costs. Seller shall be responsible for the transfer taxes required for the transfer of the Property to Purchaser and the preparation and recording of such releases and such instruments as are appropriate to present clear title as required herein. Each party shall be responsible for its own counsel fees in the fulfilling of the obligations under this Agreement. All other closing costs of whatever kind or nature, including allocation of real estate taxes, shall be allocated between Purchaser and Seller in accordance with local real estate practices of the jurisdiction in which the Real Property is located.

SECTION 8. Date of Closing. The closing contemplated herein (the "Closing") shall occur at the offices of Seller's counsel in Atlanta, Georgia, on or before December 31, 2008 (the "Closing Date").

SECTION 9. Waivers, The waiver by any party of any breach by the other of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. No delay or omission in the exercise of any right or remedy accruing to any party as a result of a breach by the other party under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring.

SECTION 10. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to, and shall be conditioned upon, the satisfaction (or the waiver in writing by Purchaser) prior to, or as of, the Closing of each of the following conditions (each, a "Purchaser Condition"):

(A)

Compliance by Seller and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Seller at or before the Closing shall have been complied with and performed in all material respects, and the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (i) on and as of the date of this Agreement, and (ii) on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(B)

Officers Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraph (A) above.

(C)

No Legal Action. No action, suit, investigation, other proceeding or claim shall have been instituted before any court or before or by any government or governmental agency or instrumentality either (1) to impose any restriction, limitations or conditions with respect to the transactions contemplated by this Agreement which will prevent or enjoin the consummation of the transactions contemplated herein, or (2) to obtain damages or other relief in connection with such transactions. No action, suit, investigation, or other proceeding or claim against Seller shall have been instituted before any court or before or by any government or governmental agency or instrumentality, domestic or foreign which could reasonably be expected to materially adversely affect the Property or the Facility following the Closing.

(D)

Additional Documents. Seller shall have furnished such other duly executed documents as may be customary and reasonably required, in the reasonable opinion of Purchaser, to perfect or evidence the performance of the covenants and agreements made and to be performed by Seller and the compliance by Seller with all conditions to be satisfied by Seller.

(E)

Regulatory Compliance. Seller and the Facility shall not be in default under or in violation of any laws, ordinances, rules, regulations or orders (including, without limitation, any uncorrected license deficiencies, restrictions or limitations related to the operation of the Facility or any safety, health or trade laws), as determined by Purchaser in its sole discretion.

(F)

Approval. Purchaser shall have obtained approval from all entities which regulate the ownership and operation of nursing homes in the State of Indiana.

(H)

Termination of Lease. Seller shall have terminated any lease of the Real Property, including but not limited to the lease between Seller and Scottsburg Healthcare Center, LLC (SHC).

(I)

Operations Transfer Agreement. SHC shall have complied with its obligations under, and shall not have breached, the operations transfer agreement (OTA) entered into between Purchaser and Former Operator in conjunction with this Agreement.

(3) Material Adverse Change. From the date hereof until Closing, there shall have been no material adverse change in the condition of the Facility or its operations, or the Property.

SECTION 11. Conditions Precedent To Obligations of Seller. The obligations of Seller under this Agreement are subject to, and shall be conditioned upon the satisfaction (or the waiver in writing by Seller) prior to, or as of, the Closing of each of the following conditions (each, a "Seller Condition"):

(A)

Compliance by Purchaser and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Purchaser at or before the Closing shall have been complied with and performed, and the representations and warranties made by Purchaser in this Agreement, shall be correct (a) on and as of the date of this Agreement, and (b) on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(B)

 Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, duly executed by Purchaser, certifying to the fulfillment of the conditions set forth in subparagraph (A) above,

(C)

 No Legal Action. No action, suit, investigation, other proceeding or claim shall have been threatened or instituted before any court or before or by any government or governmental agency or instrumentality either (1) to impose any restrictions, limitations or conditions with respect to the transaction contemplated by this Agreement or (2) to obtain damages or other relief in connection with such transactions. No action, suit, investigation or other proceeding or claim against Purchaser shall have been instituted before any court or before or by any government or governmental agency or instrumentality, domestic or foreign, which might adversely affect the Property or the Facility.

(D)

 Additional Documents. Purchaser shall have furnished Seller with such other duly executed documents as may be required, in the reasonable opinion of Seller (i) to evidence the accuracy of Purchaser's representations and warranties and (ii) to perfect or evidence the performance of the covenants and agreements made and to be performed by Purchaser and the compliance by Purchaser with all conditions to be satisfied by Purchaser.

SECTION 12. Deliveries at Closing. At Closing, Seller shall deliver to Purchaser, in consideration of payment to Seller of the Purchase Price, fully executed originals of the following:

(A)

Special warranty deed conveying the Real Property;

(B)

Bill of Sale conveying and assigning the Personal Property; and

(C)

Termination of the any existing leases and/or management agreements with respect to the Facility.

(D) Assignment and Assumption Agreement for all Contracts to be assumed by Purchaser,

SECTION 13. Assignment. Seller may not assign any of its right, title, or interest in and to this Agreement without the written consent of the Purchaser, not to be unreasonably withheld or delayed. Except for assignments to entities owned or controlled by Mark B. Peterson, Purchaser may not assign its right, title or interest in and to this Agreement without the consent of Seller, not to be unreasonably withheld or delayed.

SECTION 14. Commissions and Fees. Purchaser hereby represents and warrants to Seller that it has not dealt with any real estate agent, broker or finder in connection with this transaction and agrees to indemnify Seller for all damages, costs and liability that may result from breach of this warranty and representation. Seller hereby represents and warrants to Purchaser that, except for Marcus and Millichap (whose fees shall be paid by Seller at Closing), Seller has not dealt with any real estate agent, broker or finder in connection with this transaction and agrees to indemnify Purchaser for all damages, costs and liability that may result from breach of this warranty and representation.

SECTION 15. Condemnation. If prior to the Closing Date, all or a substantial portion of either the Real Property or the Facility shall be condemned or taken by eminent domain by any competent authority for any public or quasi-public use or purpose, then, in such event, Purchaser shall have the option to terminate this Agreement or close the transactions herein provided for. If Purchaser shall elect pursuant to such option to terminate this Agreement, this Agreement shall be null and void. If, however, Purchaser shall elect to close this transaction, then there shall be an abatement in the Purchase Price equal to the amount of proceeds of any condemnation award allowed.

SECTION 16. Mechanic's Liens. Seller covenants that, at Closing, there shall be no mechanics liens which shall affect the Property. In the event there shall be such mechanic's liens, Purchaser and Seller shall have such rights and obligations as are stated in Section 6 of this Agreement.

SECTION 17.

(A)

This Agreement may be terminated:

(i)

By Purchaser pursuant to any right of termination specifically set forth in this Agreement;

(ii)

By written agreement of Seller and Purchaser; or

(iii)

By Seller if Closing does not occur by the Closing Date for any reason other than the non-fulfillment of a Purchaser Condition or a Seller Default (as defined below).

(iv)

By Purchaser if Closing does not occur by the Closing Date for any reason other than the non-fulfillment of a Seller Condition or a Purchaser Default (as defined below),

(B)

If (a) Seller fails in any respect to comply with, fulfill or perform any covenant, term or condition to be complied with, fulfilled or performed by it under this Agreement, and does not cure such failure within ten (1.0) days after receipt of notice thereof from Purchaser to Seller, or (b) Seller fails or refuses to consummate the Transaction in accordance with the terms and conditions of this Agreement, other than by reason of non-fulfillment of any Seller Condition (any such event being in subparts (a) or (b) being referred to herein as a "Seller Default"), or (c) any Purchaser Condition is not either fulfilled within the period specified herein or waived by Purchaser, then, and in any such event, Purchaser shall have the right, at its election, and in addition to any other rights and remedies it may have under this Section, to terminate this Agreement in its entirety, by notice to Seller, in which event all liabilities and obligations of the parties hereunder, except as otherwise expressly provided herein and for Seller's liability for damages for a Seller Default, shall cease.

(C)

If (a) Purchaser fails in any respect to comply with, fulfill or perform any covenant, term or condition to be complied with, fulfilled or performed by it under this Agreement, and does not cure such failure within ten (10) days after receipt of notice thereof from Seller to Purchaser, or (b) Purchaser fails or refuses to consummate the Transaction in accordance with the terms and conditions of this Agreement, other than by reason of non-fulfillment of any Purchaser Condition (any such event in subparts (a) or (b) being herein referred to as a "Purchaser Default"), or (c) any Seller Condition is not satisfied on the Closing Date or waived by Seller, then, and in any such event, Seller shall have the right to terminate this Agreement by notice to Purchaser and retain the Earnest Money, in which event all liabilities and obligations of the parties hereunder, except as otherwise expressly provided herein, shall cease.

(D)

The parties acknowledge that the Facility is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by either party. Accordingly, Purchaser shall be entitled, in the event of a Seller Default, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement.

(E)

If Purchaser is able and ready to close but the Closing does not occur as a result of a Seller's Default, or if this Agreement is terminated as provided in Section 17 A(iv), then if requested by Purchaser, Seller shall promptly cause Escrow Agent to refund the Earnest Money to Purchaser. Purchaser may in the alternative in its sole discretion, waive the Seller Default and pursue an action for specific enforcement or damages against Seller. If Seller is able and ready to close and the Closing does not occur as a result of a Purchaser Default, or if this Agreement is terminated as provided in Section 17 a(iii), then Purchaser shall promptly cause Escrow Agent to pay the Earnest Money to Seller. Upon payment of the Earnest Money, this Agreement shall be deemed terminated and of no further force or effect, and no Purchaser indemnified Party shall have any further duty or liability to Seller or any Seller Indemnified Party.

Except as limited by the foregoing paragraph, upon termination of this Agreement each party shall thereafter remain liable for breach of this Agreement prior to such termination. If this Agreement is terminated without any breach by either party hereto, including a termination under Section 6, then the Deposit shall be disposed of as in the case of a Seller's Default, and each of the parties shall be liable and responsible for any costs incurred by such party in connection with the Transaction contemplated by this Agreement, except only as may otherwise specifically be provided herein.

(F)

Each notice given by a party to terminate this Agreement shall specify which subsection of this Section 17 pursuant to which such notice is given.

SECTION 18. Indemnification.

(A)

Seller's Indemnification, Seller will defend, indemnify and hold Purchaser, and all of Purchaser's directors, officers, managers, members, shareholders and affiliates (collectively, "Purchaser Parties") harmless against any and in respect of any and all liability, damage, loss, cost, and expenses arising out of or otherwise in respect of: (a) any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant contained in this agreement; (b) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 18(A); and (c) the operation of the Facility prior to the Closing Date. Seller shall not be permitted to draw down or set-off from the Indemnity Escrow Account any claims it may assert against Purchaser.

(B)

Purchaser's Indemnification. Purchaser will defend, indemnify and hold Seller, and all of Seller's directors, officers, managers, members, shareholders and affiliates (collectively, "Seller Parties") harmless against any and in respect of any and all liability, damage, loss, cost, and expenses arising out of or otherwise in respect of: (a) any misrepresentation or breach of warranty contained in this Agreement; (h) any and all actions, suits, proceedings, audits, judgments, costs, and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 18(B); and (c) the operation of the Facility on and after to the Closing Date.

(C)

Indemnification Procedure; Third Party Claim. In the event that either a Seller Party or a Purchaser Party shall choose to assert a claim for Loss or potential Loss based upon a claim by a third party ("Third Party Claim"), the party seeking indemnification ("Indemnified  Party") shall notify the party against which indemnification is sought ("Indemnifying Party,") in writing of such claim, promptly following the occurrence of the event giving rise thereto, certifying that such a claim has been asserted and the basis therefore which shall be set forth in reasonable detail ("Notification").

(i) The Indemnifying Party shall acknowledge receipt of the Notification and advise the Indemnified Party in writing within twenty (20) days after receipt thereof as to whether the Indemnifying Party agrees to or disputes (as set forth in Subsection 10.4(c)) such Third Party Claim and whether the defense of the Third Party Claim shall be undertaken by counsel of the choice of and at the expense of the Indemnifying Party. If the Indemnifying Party so agrees, the Indemnifying Party shall be deemed to have accepted any Loss arising from such Third Party Claim (subject to any express reservation of rights against the Indemnified Party by the Indemnifying Party), the defense of which has been assumed by the Indemnifying Party, If the Indemnifying Party advises the Indemnified Party that it shall undertake the defense of the Third Party Claim, the Indemnified Party shall deliver all the documents related to the Third Party Claim to the Indemnifying Party or to its counsel, after which the Indemnifying Party shall have full responsibility for the defense of the Third Party Claim (subject to any express reservation of rights against the Indemnified Party by the Indemnifying Party), at no expense to the Indemnified Party, and Indemnified Party shall fully cooperate with counsel for the Indemnifying Party, including providing its personnel who are acquainted with the facts or the documents or books and records related to the Third Party Claim.

(ii) If the Indemnifying Party advises the Indemnified Party that the defense of the Third Party Claim will not be undertaken, either the Indemnified Party shall settle such Third Party Claim (in which case, the amount of such settlement and all attorneys' fees attendant to the achievement of such settlement shall be deemed included in any computation to determine Loss), or the Indemnified Party shall notify the Indemnifying Party of the identity of the counsel for the Indemnified Party who has been selected to defend the Third Party Claim. The Indemnifying Party shall fully cooperate with the Indemnified Party and its counsel to the extent that the Indemnifying Party has knowledge of the facts or circumstances relating to the Third Party Claim and the Indemnified Party shall cause its counsel to be available to the Indemnifying Party or its counsel to respond to any inquiries of the Indemnifying Party concerning the progress of such defense. In the event that the Indemnified Party shall assert a claim for Loss as a result of any loss suffered by the Indemnified Party in settling or defending such Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim. The Indemnifying Party shall pay all costs related to the settlement or the defense within thirty (30) days after a demand for the Loss or any component part is made unless disputed pursuant to Section 10.4(e).

(D)

Indemnification Procedure, Non-Third Party Claim. In the event the Indemnified Party shall choose to assert a claim for Loss or potential Loss by reason of other than a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim and the reasons therefore, which reasons shall be set forth in reasonable detail. After review and unless disputed pursuant to Section 18(C), the Indemnifying Party shall pay to the Indemnified Party the amount of the Loss within twenty (20) days of demand pursuant to this Section 18(D).

(E)

Dispute. Any dispute concerning any claim for indemnification, the obligation to indemnify any claim or Loss, or any failure to fulfill the obligation to indemnify any claim or Loss, or any failure to fulfill the obligation to indemnify under this Section 18 or otherwise shall be resolved by one (1) arbitrator in Indianapolis, Indiana according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and be binding on all of the parties hereto. Judgment upon any arbitration award made in accordance with the terms of this Agreement may be entered by any federal or state court of competent jurisdiction. The costs of the arbitration pursuant to this Section, including the attorneys' fees of the prevailing party, shall be paid by the non-prevailing party as determined by the arbitrator.

(F) Treatment of Indemnification Payments,. All indemnification payments to the Purchasers hall be treated by the parties as a deduction to the Purchase Price and such treatment shall govern for purposes hereof. Any amount due a Purchaser Indemnified Party pursuant to a claim for indemnification under this Section 18 or otherwise shall be paid first, from the Indemnity Escrow, and second, by cash payment from the Seller to the Purchaser,

SECTION 19. Notices. All notices provided for herein shall be made either by certified or registered mail and deposited in the U.S, Mail, postage prepaid, or by overnight delivery service, to the following addresses:

To Seller:

National Assistance Bureau, Inc. 3138 Verdun Drive N.W.

Atlanta, GA 30305

Attn: President

With copy to:

Gregory P. Youra, Esq.

Holt, Ney, Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 600

Atlanta, Georgia 30339

To Purchaser:

Vantage Medical, Inc. 9785 Crosspoint Blvd.

Suite 104

Indianapolis, Indiana 46256

With copy to:

John H. Sharpe, Esq.

Taft Stettinius & Hollister LLP One Indiana Square, Ste. 3500 Indianapolis, Indiana 46204

Any notices sent as provided herein shall be deemed delivered when actually received. SECTION 20. Miscellaneous.

(A)

This Agreement sets forth all promises, agreements, conditions, inducements and understanding between and among the parties and there are no promises, agreements, conditions, inducements, warranties, representations, oral or written, express or implied, between them, other than as herein set forth. This Agreement shall not be modified or amended in any manner except by an instrument in writing executed by the parties.

(B)

The headings contained in this Agreement are for convenience and reference only, and in no way modify, interpret or construe the meaning of the parties.

(C)

Except as otherwise set forth herein, all terms, agreements, covenants, conditions, representations, warranties and provisions herein made shall survive the Closing.

(D)

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute hut one and the same instrument.

(E)

This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana. If any provision of this Agreement is determined to be illegal or unenforceable, such determination shall not affect the remaining terms of this Agreement. If litigation is instituted based upon this Agreement, the prevailing party shall be entitled to recover all expenses, including reasonable attorney fees.

(F)

Each of the parties shall execute such other documents as may be reasonably necessary to carry out the intent as well as comply with the provisions of this Agreement.

(G)

Subject to Section 13, this Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, executors, personal representatives, successors and assigns.

(H)

Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

(I)

The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(J) Unless otherwise specified herein, each Exhibit and Schedule referred to in this Agreement is attached hereto, and each such Exhibit and Schedule is hereby incorporated by reference and made a part hereof as if fully set forth herein.

(K) In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the "prevailing party" in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys' fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, "prevailing party" shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth.

PURCHASER:

Vantage Medical, Inc.

By: /s/ William F. Smith

Name: William F. Smith Title: President

SELLER:

National Assistance Bureau, Inc., an Indiana non-profit corporation

By:  /s/ William R. Hill, President

EXHIBIT "A" Legal Description

Parcel A: (Fee)

A part of the Southeast Quarter of the Northwest Quarter of Section 18, Township 3 North, Range 7 East, Scott County, Indiana, described as follows:

Beginning at the northeast corner of Cope's Recorded Subdivision Addition Two, said point being North 89 degrees and 46 minutes West 470.00 feet and North 00 degrees 14 minutes West 320.50 feet from the said point being the True Place of Beginning; thence North 89 degrees 46 minutes West along the north line of Cope's Recorded Subdivision, 320.00 feet to an iron pin; thence North 00 degrees 14 minutes East 205,00 feet to an iron pin; thence North 89 degrees 46 minutes West 30.00 feet to an iron pin; thence North 00 degrees 14 minutes East 140.00 feet to an iron pin; thence South 89 degrees 46 minutes East 470.00 feet to an iron pin; thence South 00 degrees 14 minutes West 345.00 feet to an iron pin; thence North 89 degrees 46 minutes West 120.00 feet to the True Place of Beginning.

Parcel B: (Easement)

A 50 foot Roadway and Utility Easement described as follows:

Beginning at the northeast corner of Carl Cope's above said tract; said point being the True Place of Beginning; thence South 00 degrees 14 minutes West along the east line of said tract 500.00 feet to an iron pin on the north line of Cope's Lane; thence South 89 degrees 46 minutes East along the north line of Cope Lane 50.00 feet to an iron pin; thence North 00 degrees 14 minutes East 500.00 feet to an iron pin; thence North 89 degrees 46 minutes West 50,00 feet to the True Place of Beginning.

(exa108-34)

EXHIBIT "B"
INDEMNIFICATION ESCROW AGREEMENT
(Scottsburg Healthcare Center)

This Indemnification Escrow Agreement (this "Agreement"), made effective

2008,

is entered into by and among Vantage Medical, Inc., a Texas corporation ("Purchaser"), and National Assistance Bureau, Inc., an Indiana corporation ("Seller"), and Chicago Title Insurance Company ("Escrow Agent").

RECITALS.

A.

Purchaser and Seller (collectively, "Interested Parties") entered into an Asset Purchase Agreement (Scottsburg Healthcare Center) ("Purchase Agreement"; each capitalized term used in this Agreement and not otherwise defined having the definition used in the Purchase Agreement) dated October _, 2008, pursuant to which Purchaser agreed to acquire from Seller substantially all the assets associated with the nursing facility commonly known as Scottsburg Healthcare Center("Sale  Assets"), and on the same date Purchaser and Scottsburg Healthcare, LLC, a Georgia limited liability company, entered into an Operations Transfer Agreement whereby Purchaser would assume operation of Scottsburg Healthcare Center ("Transfer Agreement"; the Purchase Agreement and the Transfer Agreement collectively referred to as the "Scottsburg Agreements").

B.

Purchaser and Seller wish to pay a portion of the consideration for the Property into escrow as a source of payment for certain indemnification claims that may arise pursuant to either of the Scottsburg Agreements.

C.

The parties wish to engage Escrow Agent to act, and Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Definitions. Any initially-capitalized terms used, but not defined, in this Agreement shall have the meaning ascribed to them in the Purchase Agreement.

ARTICLE II

Deposit of Escrow Property.

On the date hereof, Purchaser has deposited with Escrow Agent, in immediately available funds, the amount of $100,000 (the "Escrow Deposit"), and Escrow Agent hereby acknowledges receipt of the Escrow Deposit and agrees to hold the Escrow Property in an interest bearing account established with Escrow Agent (the "Escrow Account"), and to administer the Escrow Property in accordance with the terms of this Agreement.

ARTICLE III Claims and Payment; Release from Escrow.

SECTION 1. Indemnification Payments. If Purchaser believes it is entitled to be compensated pursuant to the indemnification provisions of either of the Scottsburg Agreements, Purchaser shall give a written payment notice to that effect ("Payment Notice"), specifying the amount for which the Purchaser Indemnified Party is claiming indemnification (or Purchaser's good faith estimate of such amount, in the event the underlying claim or liability is not then liquidated or determined), to Escrow Agent and Seller. Escrow Agent shall pay Purchaser the amount set forth in such Payment Notice from the Escrow Property (i) within five business days after receipt by Escrow Agent of such Payment Notice if Seller has counter-signed and thereby joined in such Payment Notice, or (ii) if Seller has not counter-signed such Payment Notice, on the fifteenth business day after delivery of such Payment Notice, unless Seller has contested Purchaser's right to such payment by delivering to Escrow Agent and Purchaser a written dispute notice (a "Dispute Notice"), specifying in reasonable detail the basis for contesting the payment, in which case paragraph (e) of this Section 3 shall apply. Payment of any amount as provided for in this Section 3(a) shall be applied to satisfy an indemnification obligation owed by the Shareholders to any of the Purchaser Indemnified Parties (including, without limitation, those other than Purchaser) under the Purchase Agreement.

SECTION 2. Third Party Claims. If Seller does not assume, or have the right to assume, the defense of any Third Party Claim as provided in Section 10.4(a) of the Purchase Agreement, or if Purchaser is entitled pursuant to Section 10.4 of the Purchase Agreement to participate at the expense of Seller in the defense of such Third Party Claim, then Purchaser shall be entitled to be reimbursed from the Escrow Property from time to time for its expenses, including, without limitation, attorneys fees, incurred in the defense of such Third Party Claim.

SECTION 3. Scheduled Releases. Subject to the second sentence of this Section, on the first anniversary of the Closing Date ("First Release Date") Escrow Agent shall pay to Seller Fifty Thousand Dollars ($50,000) of the Escrow Deposit, and on the second anniversary of the Closing Date ("Second Release Date") Escrow Agent shall pay to Seller the remainder of funds in the Escrow Account. If claims are pending against the Escrow Property on either the First Release Date or the Second Release Date, then Escrow Agent shall disburse only the difference, if any, between the amount otherwise distributable to Seller on such date and the aggregate amount of such claims. The balance (the "Escrow Balance") shall be retained in escrow hereunder. Escrow Agent shall distribute the Escrow Balance to Seller only as, when and if Escrow Agent is notified pursuant to paragraph (e) of this Section 3(e) that such claims have resolved

SECTION 4. Dispute Notices. If Seller delivers a Dispute Notice pursuant to paragraph (a) of this Section 3, the payment disputed in such Dispute Notice shall remain pending but shall not be made unless and until Escrow Agent (i) is notified in a written payment notice signed by Purchaser and Seller that such dispute has been settled and specifying such settlement, or (ii) Purchaser or Seller presents to Escrow Agent a final non-appealable judgment entered by any court and certified or otherwise authenticated by the clerk or other authorized official of such court resolving such alleged disputed payment. Upon such delivery, Escrow

Agent shall promptly distribute the relevant portion of the Escrow Property in accordance therewith.

SECTION 5. No Verification Required. Notwithstanding anything herein to the contrary, Escrow Agent shall have no duty or responsibility to verify any of the information set forth in any Payment Notice or Dispute Notice, including, but not limited to, whether the information set forth in such notice is set forth in reasonable detail or whether any of the information is accurate or correct.

ARTICLE IV Investment of Funds.

SECTION 1. Until released from the Escrow Account in accordance with this Agreement, Escrow Agent to invest the Escrow Property in money market account with JP Morgan Chase Bank.

SECTION 2. All earnings received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow Property (and any losses on such investments shall be debited to the Escrow Account). Escrow Agent shall have no liability for any investment losses, including, without limitation, any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

SECTION 3. Neither Escrow Agent nor Purchaser shall be liable to pay any tax on any interest earned on the Escrow Property, it being the understanding of the parties that any tax attributable to interest earned on the Escrow Property shall be the responsibility of Seller. Seller, severally, shall indemnify and hold Purchaser harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that are assessed or asserted against Purchaser in connection with, on account of or relating to any interest or other income earned on the Escrow Property. The foregoing indemnification and agreement to hold Purchaser harmless shall survive the termination of this Agreement.

SECTION 4. Seller shall provide Escrow Agent with certified tax identification numbers of each Shareholder by delivery of duly executed Forms W-9 (or Forms W-8, in case of non-U.S. persons) prior to the date on which any income earned on the investment of the Escrow Account is credited to the Escrow Account. Seller understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account.

ARTICLE V Concerning Escrow Agent.

SECTION 1. The Interested Parties acknowledge and agree that Escrow Agent (i) shall not be responsible for the Purchase Agreement or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with reasonably acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making inquiry as to or determining the genuineness, accuracy or validity thereof, or of the authority of the person signing or presenting the same, and (v) may consult counsel reasonably satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

SECTION 2. Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it in good faith hereunder except in the case of Escrow Agent's gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including, but not limited to, lost profits) whatsoever, even if Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

SECTION 3. Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by Escrow Agent's own gross negligence or willful misconduct.

SECTION 4. Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of Escrow Agent or for any third person or dealing as principal for its own account.

ARTICLE VI Compensation, Expense Reimbursement and Indemnification.

SECTION I. Each Interested Party agrees (i) to pay or reimburse Escrow Agent for its reasonable attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay or reimburse Escrow Agent for its fees and expenses in connection with its services hereunder in accordance with Sections 1 2, 3, 4 and 5 of the fee schedule attached hereto as Schedule A and made a part hereof, which may be subject to change hereafter by Escrow Agent on an annual basis. Such costs and expenses shall be paid fifty percent by Purchaser and fifty percent by Seller (of which Seller's portion shall be withheld from the Escrow Account if any invoice is outstanding after 30 days).

SECTION 2. The Interested Parties shall, jointly and severally, indemnify Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including, but not limited to, reasonable attorney's fees and other reasonable costs and expenses of defending or preparing to defend against any claim of

31

liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by Escrow Agent's gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

SECTION 3. Without altering or limiting the joint and several liability of any of the Interested Parties to Escrow Agent hereunder, each of the Interested Parties agrees as between themselves that any amounts incurred as a result of a dispute arising under Section 3(e) hereof shall be paid by the Interested Parties in proportion to the extent they prevailed or did not prevail in such dispute.

ARTICLE VII Tax Indemnification.

Each of the Interested Parties agrees (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property to such Interested Party, (ii) to instruct Escrow Agent in writing with respect to Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges relating to such Interested Party, and to instruct Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable to such Interested Party in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent in connection with, on account of or relating to the Escrow Property, the management of the Escrow Account established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties to the extent the same relates to such Interested Party. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

ARTICLE VIII Resignation; Removal.

SECTION 1. Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty days' prior written notice of resignation to the Interested Parties. Prior to the effective date of the resignation as specified in such notice, the Interested Parties, jointly, will issue to Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they jointly select as successor to Escrow Agent hereunder. If no successor escrow agent is named by the Interested Parties prior to the expiration of such thirty days, Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

SECTION 2. The Interested Parties, acting jointly, may remove Escrow Agent as escrow agent hereunder upon thirty days' prior written notice, and the payment of all amounts owed Escrow Agent hereunder. Upon such removal, Escrow Agent shall deliver the Escrow Property to a bank or trust company jointly selected by the Interested Parties as the successor to Escrow Agent hereunder upon written notification to Escrow Agent by the Interested Parties.

ARTICLE IX Dispute Resolution.

If any dispute arises with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or if any claim is made upon Escrow Agent or the Escrow Property by a third party, Escrow Agent upon receipt of written notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings that relate to the Escrow Property.

ARTICLE X Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the nonexclusive jurisdiction of the courts in the State of Indiana and of any federal court located in said state in connection with any actions or proceedings brought against the Interested Parties (or any of them) by Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 12 hereof.

ARTICLE XI Force Majeure.

Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

ARTICLE XII Notices; Wiring Instructions,

SECTION 1. Notice Addresses. Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case to the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties). At the time each Interested Party sends a notice to Escrow Agent pursuant to Section 3, it will simultaneously send a copy of such notice to the other Interested Party. A notice shall be deemed to have been delivered and received by the other Interested Party, if sent under subparagraph (i) above, when actually delivered, if sent under subparagraph (ii) above, three days after being so mailed, or if sent under subparagraph (iii) above, when actually received; provided, however, that no notice shall be deemed given or received unless the other Interested Party giving notice complies with the immediately preceding sentence. However, a notice shall not be deemed to be received by the Escrow Agent until actual receipt thereof.

If to Purchaser; to:

Vantage Medical, Inc.

9785 Crosspoint Boulevard, Suite 104 Indianapolis, Indiana 46256

Attention:	William Smith
Telephone :	716-687-2655
Fax:	716-687-2755
with copies to:

John H. Sharpe, Esq.

Taft, Stettinius & Hollister, LLP One Indiana Square, Suite 3500 Indianapolis, Indiana 46204

Telephone:

317-713-3470

Fax:

317-713-3699

If to Seller, to:

National Assistance Bureau, Inc. 3138 Verdun Drive N.W.

Atlanta, Georgia 30305

Attention: President

Telephone :	404-237-3653
Fax: With copies to:	404-237-3773

Gregory P. Youra, Esq.

Holt Noy Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 600 Atlanta, Georgia 30339

Telephone:

770-661-1510

Fax:

770-956-1490

To Escrow Agent:

Chicago Title Insurance Company

101 West Ohio Street, Suite 1100 Indianapolis, Indiana 46204 Telephone: (317) 684-3800 Fax:  (317) 684-3921

SECTION 2. Fund Transfers. Any funds to be paid to or by Escrow Agent hereunder shall be sent by wire transfer (or, at recipient's request, by check) pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by Escrow Agent, as the case may be, in accordance with Section 13(a) above):

To Seller:

To Purchaser:

To Escrow Agent:

Bank:

JPMorgan Chase Bank, N.A. ABA # 021000021 Account #

Account Name: Chicago Title Insurance Company

Wire Desk Phone No,: (317) 321-8074

International Swift Code: CHASUS33

(Reference Williamsport Indemnity Escrow-Indianapolis CT Office)

ARTICLE XIII Miscellaneous.

SECTION 1. Binding Effect., Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. If Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent so long as such successor corporation meets the requirements of a successor Escrow Agent hereunder.

SECTION 2. Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

SECTION 3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF INDIANA.

SECTION 4. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, microcard, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was

32.

made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

[Signature Page to Indemnification Escrow Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of   , 2008.

National Assistance Bureau inc.

Vantage Medical, Inc.

By:

By:

William Smith,

William R. Hill

President President

Chicago Title Insurance Company

By:

Printed: Lloyd Sawyer Title: Authorized Agent

Schedule A to Indemnification Escrow Agreement
FEE SCHEDULE

1.

Fee. Escrow Agent's fee for its services hereunder will be $200.

2.

 Out of Pocket Expenses. Out-of-pocket expenses, such as but not limited to counsel fees and expenses, telephone, postage, insurance, shipping charges, outside investment charges and supplies, will be charged at cost.

EXHIBIT "C"
Escrow Agent Wire Instructions

WIRE TO: Columbus Bank & Trust Company, Columbus, GA ABA # 061100606

Beneficiary Bank: Bank of North Georgia

ABA # 261170290

Beneficiary: Gregory D. Hughes, Escrow Account

Account No.

EXHIBIT "D"
EARNEST MONEY ESCROW AGREEMENT

THIS EARNEST MONEY ESCROW AGREEMENT (this "Agreement") is made and entered into this   day of October, 2008, by and among National Assistance Bureau, Inc. ("Seller"), Vantage Medical, Inc. ("Purchaser"), and Hughes and White (hereinafter referred to as "Escrow Agent").

WITNESSETH:

WHEREAS, Seller and Purchaser have entered into a Purchase Agreement (Scottsburg Healthcare Center), dated October _, 2008 (the "Purchase Agreement"), for certain property located in Scottsburg, Indiana (hereinafter collectively referred to as the "Property"); and

WHEREAS, Purchaser and Seller desire to have Escrow Agent hold certain funds as required under the Purchase Agreement, in escrow, pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and of good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto covenant and agree as follows:

1.

Seller and Purchaser hereby appoint Hughes and White as Escrow Agent hereunder.

2.

Seller has deposited and delivered to the Escrow Agent a wire transfer in the amount of $36,000 (such amount, plus any subsequent Earnest Money that may be delivered by Purchaser to Escrow Agent as contemplated by Paragraph 5 below, being hereinafter referred to as the "Escrow Fund"), representing the Earnest Money called for under the Purchase Agreement.

3.

The Escrow Agent shall deposit the monies in the Escrow Fund in its attorney trust account in a non-interest bearing account.

4.

Upon (i) written notification from Purchaser and Seller that the contemplated sale of the Property is to be consummated, or in the alternative, that the contemplated sale shall not take place, Escrow Agent shall deliver the Escrow Fund as jointly instructed by the parties, (ii) receipt of a copy, certified by counsel to the presenting party as being a true and complete copy thereof, of any determination, award, decision, order, judgment or decree (a "Final Order") of or by any court, which Final Order directs and authorizes the Escrow Agent to disburse the Escrow Fund or any portion thereof, then the Escrow Agent shall distribute the Escrow Fund in accordance with such Final Order (iii) receipt of written notice (the "Release Notice") from Seller or Purchaser (the "Releasing Party") directing the release of the Escrow Fund, the Escrow Agent shall deliver a copy of said Release Notice to the other party (the "Non-releasing Party"). In the event the Escrow Agent shall not receive a written objection from the Non-releasing Party within ten (10) days following its receipt from the Escrow Agent of the copy of said Release Notice, the Escrow Agent shall release the Escrow Funds in accordance with the provisions of said Release Notice. If the

Escrow Agent shall timely receive written objection therefore, the Escrow Agent shall continue to hold the Escrow Fund in accordance with the terms hereof.

5.

 If Purchaser should subsequently deliver any additional Earnest Money to Escrow Agent in connection with the sale contemplated by this Agreement, Escrow Agent shall hold such additional Earnest Money under the terms of this Agreement, unless instructed otherwise in writing by the parties.

6.

Purchaser and Seller agree that:

(a)

Purchaser and Seller shall have the right to examine the records of the Escrow Fund during regular business hours and upon prior notice at the office of the Escrow Agent, and the Escrow Agent shall periodically provide a written accounting of the Escrow Fund to Purchaser and Seller in accordance with the Escrow Agent's standard practices, but in no event less often than quarterly;

(b)

the Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement, as amended in accordance with the provisions of this Agreement;

(c)

no assignment of the interest of any party or their respective successors shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form reasonably satisfactory to the Escrow Agent shall be filed with and accepted by the Escrow Agent;

(d)

the Escrow Agent shall exercise the same degree of care toward the Escrow Fund as it exercises toward similar property held in escrow for the account of others, and shall not be held to any higher standard of care under this Agreement;

(e)

the Escrow Agent shall be entitled to rely upon any determination, award, decision, order, judgment or decree of any arbitrators or court and any certification, opinion, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or service thereof;

(f)

the Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed in good faith by the Escrow Agent to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so;

(g)

the Escrow Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or other communication (which may be by email, telecopier, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including itself or counsel for any party hereto), independent accountants or other experts selected by the Escrow Agent;

(h)

if the Escrow Fund is at any time attached, garnished or levied upon under any court order, or in the event that payment of the Escrow Fund shall be stayed or enjoined by any court order, or in the event that an order, judgment or decree shall be made or entered by any court affecting the Escrow Fund, or any part thereof, then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, which it believes to be binding upon it;

(i)

the Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in good faith and in reliance on such advice;

(j)

the Escrow Agent shall be under no duty to monitor or enforce compliance of the Purchase Agreement by any party or with any term or provision of this Agreement;

(k)

if the Escrow Agent shall be uncertain as to its duties or rights under this Agreement or shall receive instructions with respect to any property held by it in escrow pursuant to this Agreement which, in the good faith opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, then the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by Purchaser and Seller or a Final Order; and

(1) except with respect to claims based upon or incurred due to the Escrow Agent's gross negligence or willful misconduct, the Escrow Agent shall not be liable under this Agreement for, and Purchaser and Seller shall, jointly and severally, indemnify the Escrow Agent for, and hold it harmless as to, any loss, liability or expense, including reasonable attorneys' fees and expenses, paid or incurred by the Escrow Agent in connection with the Escrow Agent's duties under this Agreement.

7. The Escrow Agent may resign as escrow agent under this Agreement and Purchaser and Seller, acting jointly and not singly, may remove and replace the Escrow Agent as escrow agent under this Agreement by delivering to the Escrow Agent a letter of removal executed by Purchaser and Seller. If the Escrow Agent shall be removed as escrow agent by Purchaser and Seller or shall resign or otherwise cease to act as escrow agent, then Purchaser and Seller shall jointly appoint a successor which successor shall be deemed to be the Escrow Agent for all purposes of this Agreement. If a successor Escrow Agent has not been appointed and accepted such appointment by the end of the thirty (30) day period following such removal, resignation or cessation, then the Escrow Agent may apply to any federal or state court located in the State of Georgia for the appointment of a successor Escrow Agent and deposit the Escrow Fund with the then chief or presiding judge of such court (and upon so depositing such property, the Escrow Agent shall be relieved of all liability (other than liability based upon or incurred due to the gross negligence or willful misconduct of the Escrow Agent) under the terms of this Agreement as to the property so deposited). The removal, resignation or other ceasing to act as escrow agent by the Escrow Agent or any successor thereto shall have no effect on this Agreement or any of the rights of the parties under this Agreement, all of which shall remain in full force and effect. The agreements contained in this Agreement shall survive termination of this Agreement and, with respect to any Escrow Agent, the removal, resignation or withdrawal of such Escrow Agent.

8.

The Escrow Agent is acting under this Agreement as a stakeholder only and in a ministerial capacity and shall be considered an independent contractor with respect to the parties hereunder. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any principal-agent, trust, joint venture, partnership, debtor-creditor or attorney-client relationship between or among the Escrow Agent and the Seller, on the one hand, or Purchaser, on the other hand. This Agreement shall not be deemed to prohibit or in any way restrict the Escrow Agent's representation (in its capacity as legal counsel) of Seller or any of its affiliates, any of whom may be advised and/or represented by the Escrow Agent on any and all matters pertaining to this Agreement, the Purchase Agreement or the Escrow Fund. The Escrow Agent's duties and obligations hereunder are limited to those expressly set forth in this Agreement. The Escrow Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its partners, employees, attorneys, agents or designees. To the extent that Seller may be represented by the Escrow Agent in connection with the transactions contemplated by the Purchase Agreement, the Purchaser hereby waives any conflict of interest that may exist or occur as a result of such representation and consents to the continued representation of Seller and/or its affiliates by the Escrow Agent in connection with any action, suit or other proceeding relating to or arising out of this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby.

9.

The Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall not incur any liability whatsoever for the disposition of Escrow Fund or the taking of any other action or omission to act with respect to this Agreement, for compliance with any applicable law or regulation or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of the Purchase Agreement), or for any mistake or error in judgment of the Escrow Agent or any act or omission of any other person engaged by the Escrow Agent in connection with this Agreement (other than for the Escrow Agent's or such other person's mistakes, errors in judgment, acts or omissions which constitute gross negligence or willful misconduct).

10.

Miscellaneous

(a)

Purchaser and Seller shall each be responsible for their own fees and expenses (including, without limitation, the fees and expenses of their accountants and counsel) in connection with the entering into of this Agreement and the performance by them of their obligations hereunder.

(b)

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telecopier or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Seller:

National Assistance Bureau, Inc. 3138 Verdun Drive N.W.

Atlanta, GA 3 0305

Attn: President

To Purchaser:

Vantage Medical, Inc,

9785 Crosspoint Blvd., Suite 104 Indianapolis, Indiana 46204 Attn: William Smith

To Escrow Agent:

Hughes and White

Shadowood Office Park

2110 Powers Ferry Road, Suite 440 Atlanta, Georgia 30339

Attention: Gregory Hughes

Telecopier No.: (770) 955-0049

(c)

This Agreement may be executed in one or more counterparts (including telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(d)

This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and the Escrow Agent with respect to the subject matter of this Agreement, and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

(e)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof

(f)

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(g)

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h)

Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

[Signatures on Next Page]

[Signature page to Earnest Money Escrow Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and its seal to be affixed thereto as of the day and year first above written.

SELLER:

NATIONAL ASSISTANCE BUREAU, INC., an Indiana non-profit corporation

By:

Name: William R. Hill Title: President

PURCHASER:

VANTAGE MEDICAL, INC., a Texas corporation

By:

Name: William Smith

Title: President

HUGHES AND WHITE

By:

Name:

Title: